Final Transcript

EXHIBIT 99.2

Conference Call Transcript

CSAR - Q2 2007 Caraustar Earnings Conference Call

Event Date/Time: Aug. 03. 2007 / 9:00AM ET

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

CORPORATE PARTICIPANTS

Bill Nix

Caraustar - VP, CAO

Mike Keough

Caraustar - President, CEO

Ron Domanico

Caraustar - CFO, SVP

CONFERENCE CALL PARTICIPANTS

Joe Stivaletti

Goldman Sachs - Analyst

Mark Connelly

Credit Suisse - Analyst

Gail Glazerman

UBS - Analyst

Bruce Klein

Credit Suisse - Analyst

Bill Hoffmann

UBS - Analyst

Christopher

Deutsche Bank - Analyst

Cheryl VanWinkle

Independence United - Analyst

PRESENTATION

Operator

Good morning, my name is Andrew and I will be your conference operator today. I would like to welcome everyone to the Caraustar Industries second quarter 2007 financial results. All lines are placed on mute to prevent any background noise. After the speaker’s remarks there will be a Q&A session. (OPERATOR INSTRUCTIONS). Thank you.

I will turn the call over to Mr. Bill Nix, Vice President and Chief Accounting Officer. You may begin.

Bill Nix - Caraustar - VP, CAO

Thank you, Andrew. Good morning. Welcome to the Caraustar second quarter conference call. On the call are Mike Keough, President and CEO and Ron Domanico, Senior Vice President & CFO.

I would like to provide our forward looking disclaimer statement. The forward-looking statements, including statements regarding the expected of the company’s future operating results. These statements involve risks and uncertainties that could cause actual results to differ materially, from those expressed or implied in such forward-looking statements. For discussion of factors that could cause actual results to vary from those expressed or implied in the forward-looking statements, you should refer to the text of the company’s press release issued today, regarding these matters, in the company’s filings of the Securities and Exchange Commission. We have approximately 20 minutes of prepared comments and then we will open it up for questions.

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

At this time I will turn the call over to Mike Keough.

Mike Keough - Caraustar - President, CEO

Thank you, Bill. Good morning all. And thank you for joining us on this call.

This morning Caraustar reported second quarter 2007 results. And we would like to add more context to the press release. As the press release stated, Caraustar reported a loss from continued operations of $2.3 million, or $0.08 per share. During the quarter we had $0.12 of loss, due to restructuring and impairment costs, and severance costs associated with our transformation plan. The results from the second quarter 2007 improved both sequentially, and Q2 to Q2, against a challenging market backdrop.

I will discuss market forces and the impact on our business segments and then you will hear more from Ron and Bill, about the financials. We seen less than stellar market demand for our products, but as the press release indicated, we had four fewer mills and ten fewer converting operations, and we have been able to more than maintain capacity utilization, as compared to the industry. Due to market demand and our shutdowns, sales for Q2 versus Q2, were down 10.3%. Overall, ship tonnage was flat sequentially. Our tube and core segment improved 2.6% sequentially, but was still down 6.8%, Q2 to Q2. Overall industry demand for tubes and cores have dropped off through the first half of the year. This is a mature business that does have some volatility. And our plant rationalizations, have probably added to our complexity. Our franchise, however, is a strong one, with a good track record of profits.

We are excited about three investments that are being made this year in our tube and core group. We have two high speed tube and core winders, and a new PAB line, which is protective board, that will go into a location in Illinois, that will lower cost and provide innovative solutions to our customers. A folding carton group including our Tama, Iowa coated recycled box board mill is performing well. Tama remains full, and always been a solid contributor to our system. Mill has raised its average ton shipped 12% in the past two years, with small capital projects, and strong market demand. Industry consolidation and rationalizations in the CRB space, have provided for business with solid returns.

The folding carton space has also seen sizable consolidation over the past two years, and will shake the industry for many years to come. With the consolidations we see Caraustar having an increasing presence over the months to come. Caraustar has transformed its own folding carton group, with fewer, but better equipped carton plants around the country. Our nine plant carton group has a good mix of national, regional, and local accounts, and performing well. A new printing press in Charlotte and a Grand Rapids press which is currently being installed give us state of the art printing, while lowering our overall cost structure. The housing pullback is fully understood, and not soon to abate, based on what we read and hear from customers. Gypsum facing shipments were off 28% Q2 to Q2, and 28 1/2% year to date. That’s the bad news.

Good news is that we were running both of our Gypsum facing mills full. 100% owned Sweetwater mill continues to transition to a mill, that will run high quality two grades, and special Gypsum facing products. Sweetwater arguably, will be the lowest cost and widest tube and core machine in the country, and we expect to run up to 40,000-tons of tube and core stock on the machine, this year. Sweetwater will continue to run safe A’s MR which is a cost effective grade for mold, mildew and moisture resistant applications, along with many other specialty grades. PBL our joint venture mill in Indiana, is sold out and we expect it to remain so through the balance of the year. We are running a mix of roughly 50% Gypsum and 50% container board. PBL model has changed somewhat by running less Gypsum facing, but marketing efforts that leverage the flexibility to pay it off.

We see price recovery this fall in the container board segment of ,right at $40 a ton. Special paper board products were down 20% from Q2 to Q2, as shown in the supplemental data, but backing out Sprague and Rittman, the shortfall was closer to 14%. Prior to the shortfall can be attributed to the soft housing demand. Requalifications required by the Lafayette mill shut, and loss of internal tons, as a result of exiting the petition business.

We have a number of new products in the space and we expect through strong efforts, that the volume trend will improve, but it will take sometime. In the supplemental data you will see our mill average selling price is up $43 a ton, Q2 to Q2, and $33 a ton sequentially. There could be tail on the price recovery side, but it’s not a long one, as most of the recovery from the early spring fiber spikes, have been realized. Supplemental data shows that fiber costs increased $38 a ton Q2 to Q2, and $12 a ton sequentially. Energy costs were favorable $11 a ton Q2 to Q2, and $6 a ton sequentially.

The rollout of price fiber and energy, shows margin improvement of $16 a ton Q2 to Q2, and $27 a ton sequentially. We tend to see the fiber side as a seesaw. I will give you a few examples. If you just go to the yellow sheet, and take a look at a slice. Let’s look at OCC, and in the southeast. If you go back in time, OCC went up $80 a ton, from December 2 to March 3. So in 90 days, fiber OCC southeast spiked $80 a ton. And then in

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

the next 60 days, it dropped $40 a ton from March 3 to the May 5 issue. And now, the publication shows that OCC southeast is up $30 a ton in 60 days, from June 2 to August 4. That clearly shows, fair amount of volatility. The headline, in yesterday’s publication, the yellow sheet, the headline was, OCC demand cools off. Basically what they are pointing to, the west coast export markets were down $10 a ton, but fiber will continue to seesaw and the challenge we are faced with, not only Caraustar but I think the industry, with the seesaw you look at it over the last few years you have a floor that will continue to increase, based on mainly China’s appetite.

I will now turn the call over to Ron, and I will be back for closing comments.

Ron Domanico - Caraustar - CFO, SVP

Thanks, Mike. Good day, everybody. In the second quarter 2007, Caraustar reported a loss from continuing operations, of $2.3 million or $0.08 per share. This included restructuring and impairment costs of $3.7 million pre-tax, or $0.08 per share. A non-cash write off associated with the exit of our Mooresville, North Carolina, converting facility, of a $1million pre-tax, or $0.02 per share, and $700,000 pre-tax or $0.02 per share in severance and unemployment taxes, related to the transformation plan.

As Mike mentioned in his opening remarks, Caraustar has been aggressively pursuing a strategic transformation plan. While we were making significant progress, it does result in a lot of moving parts, that complicate comparisons with prior year.

In the past year, Caraustar exited four paper mills. Spray, Connecticut, Rittman, Ohio, Lafayette, Indiana, and Reading, Pennsylvania. Two folding carton facilities in Mentor, Ohio and York, Pennsylvania. And eight tube and core operations, in Amarillo, Texas, Vacaville, California, Danville, Virginia, West Point, Virginia, Sequency, Louisiana Grand Rapids, Michigan, Mexico City, Mexico, and Leland, England. I will attempt to quantify the impact of these initiatives on our reported results, as I go along.

Income from operations before restructuring and impairment costs in the second quarter of 2007 was $4.2 million, or $0.09 per share. Versus income in the first quarter of 2006 of $5.4 million, or $0.12 per share. Unfavorable swing of $0.03. Favorable variances, and operating income in the first quarter 2007 versus last yea,r includes $7.4 million pre-tax or $0.16 per share in URB paperboard pricing. $4.2million pre-tax, or $0.09 per share, in a $62 ton, increase in tube and core pricing. $600,000 or $0.01 per share, in improved performance at the Tama CRB mill. $500,000 or $0.01 per share, in stronger volume results in our recovered fiber operations, and $66.4 million pre-tax or $0.14 per share in lower SG&A. I will go into more detail on SG&A in a little while.

Unfavorable variances in operating income, include the previously mentioned $0.04 per share for the Mooresville non-cash write off, and severance and unemployment taxes related to restructuring. Other unfavorable variances include $5.2 million pre-tax or $0.11 per share, and $36 ton, higher fiber costs. $5.8 million pre-tax or $0.13 per share, and 24,900 fewer tons of URB paperboard volume. $4.2 million pre-tax or $0.09 per share. And $62 per ton higher tube and core paper board costs. $1.7million pre-tax or $0.04 per share, and 9000 tons, of lower tube and core volume. And. $900,000 pre-tax or $0.02 per share, and foregone CRB gross profit, from the exit of the Sprague and Rittman mills.

Restructuring and impairment costs for $3.7 million pre-tax or $0.08 per share, in the first quarter 2007. Down $9.5million versus the same quarter last year. Of the $3.7 million, $1.6 million were cash charges, associated with the closures mentioned previously.

Other income expense in the second quarter 2007 was a loss of $4.3 million, or $0.09 per share. Versus a loss of $13.7 million in the second quarter 2006. The loss in 2006, included $10.3 million in costs associated with redemption of the senior subordinated notes last year. A favorable variance of $750,000 pre-tax or $0.02 per share and lower net interest expense, from debt reduction, was more than offset by $1.7 million or $0.04 per share in lower earnings of PBL, which is recorded in the equity and unconsolidated— equity and income of unconsolidated affiliates. That was driven by the unfavorable mix. Less Gypsum facing paper, and more container board.

Income taxes in the second quarter of 2007 were $1.5 million or $0.05 per share, and represent an effective rate of 39.9%. Our effective rate is beginning to approach our theoretical tax rate of 38%, as we work through extensive tax issues in the states, related to our transformation plan. Selling, general and administrative expense in the second quarter of 2007 was $26.7 million, down $6.4 million or minus 19.3%, versus prior year. $5 million of the reduction, was attributed to the exit and closure of the facilities discussed previously. Inflation added approximately $1.1 million to SG&A, and our right sizing and cost takeout initiatives, reduced second quarter SG&A by $2.5 million in the continuing operations. As significant as the absolute decline in SG&A dollars, is the progress that has been achieved in the reduction of SG&A as a percent of sales. SG&A was 11.3% of sales in the second quarter 2007. This is down from 12.6% sequentially in the first quarter 2007, and the same ratio 12.6%, in the second quarter last year.

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Head count at Caraustar is down 28.9% from January 1, 2006. The initiatives currently underway, are targeting SG&A reduction, of at least $10 million per year, with an objective to achieve a run rate at the industry mean of SG&A, at 10% of sales by the end of 2008.

On the energy front, Caraustar’s blended rate in the second quarter 2007 was $6.13 per MMBTU. Rates were up sequentially in fuel oil and electricity, but down slightly in coal and natural gas, which dropped $0.52 per MMBTU. Our ability to switch between energy sources in our mills, provides an operating hedge to energy volatility, for example, we increased the use of fuel oil from 11% of our boiler energy in the second quarter of ‘06, to 24% in the second quarter ‘07. Inversely, we reduced the use of natural gas, from 46% to 26%, over the same period. Near term going forward, we will fluctuate back to natural gas. On a comparable mill basis, energy costs in the second quarter 2007 were pretty benign. $100,000 favorable, versus the same quarter last year, and $900,000 favorable sequentially, from the first quarter 2007 as we needed less fuel to heat our facilities.

Crude oil closed last night at $76.86 per barrel, and natural gas ended at $6.11 for MMBTU. Our financial hedge position on energy is very short. And we don’t expect a change in that strategy near term. I will now turn it over to Bill to review cash flow, liquidity, debt, and working capital.

Bill Nix - Caraustar - VP, CAO

Thanks, Ron. I will provide you with our base EBITDA number for the second quarter, as we calculate it for purposes of our senior secured credit facility, and we’ve also included in the supplemental data supplied with today’s press release, a reconciliation of this non-GAAP measure to net cash used in operating activities, as it appears on our statement of cash flows.

For the second quarter of 2007, EBITDA was $7.7 ** million, and consisted of a net quarterly loss, in brackets of $2.3 million. Tax benefit in brackets of $1.5 million. Plus interest expense of $4.8 million. Plus depreciation and amortization of $5.0 million. Less income from unconsolidated affiliates of negative $0.4 million. Plus non-cash restructuring impairment costs of $2.1 million, for a total $7.7 million. This compares to $16 million for the same period a year ago and a negative $700,000 for the first quarter of 2007.

The primary reasons for the decline remember versus the second quarter of 2006, were zero distributions from PDL compared to $5 million in the second quarter of 2006. And $1.5 million less in interest income, as we built cash, in anticipation of the reduction of our senior subordinated notes, in Q2 of 2006. Comparing results sequentially versus the first quarter of 2007, the improved results are primarily favorable to operating income of $4.2 million versus an operating loss, of negative $2 million.

Turning to cash and available liquidity, we ended the quarter with $2.3 million of cash on the balance sheet. Our senior secured credit facility had total borrowings of $60.2 million, consisting of $28.2 million under the term loan portion of the facility, of which $5.8 million is shown as a current liability. And $32 million in drawn borrowings under the revolving portion of the facility. Availability under the revolver was $24.4 million at June 30, 2007 after considerations and limitations for fixed charge coverage, and $15.7 million in outstanding letters of credit, both of which reduced availability.

Significant payments made in the second quarter of 2007 included a $4.7 million pension contribution, and $8.5 million in interest. The senior secured credit facility was amended in May, to provide approximately $10 million in additional availability, by reducing the full limitation for fixed charged coverage testing from $20 million to $15 million, and reappraisal of our inventory, and subsequent increase of the advanced rate on that inventory, which provides approximately $5 million of additional availability.

We expect further improvement in liquidity in the second half of 2007 assuming no unusual events, to be accomplished through the following. First a resumption of cash distributions from PBL in the third quarter, of which Caraustar’s half would approximate $4 million for the remainder of the year. That is a $4 million total for 2007, since to date we have received none.

Projected proceeds, secondly, proceeds from the sale of certain non-core assets that could on consummation generate $25 million to $30 million of cash, before any tax consequences, which we expect to be minimal. I emphasize that these transactions are not complete, and they are subject to due diligence, and other customary contingencies. We can’t answer any specific questions to date, with regard to these asset sales. We will provide you with details as they are closed. Proceeds from these sales will be used to reduce debt.

**	See note regarding non-GAAP financial measures and the accompanying reconciliation table on the page preceding this transcript titled “Unaudited Supplemental Data.”

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Thirdly, we expect to continue to reduce working capital in the second half of 2007 which I will discuss further in just a moment. Before we leave liquidity, I want to update you on capital expenditures. CapEx for the second quarter was $3.5 million, down from $8 million in second quarter of 2006, and down from $8.1 million, in the first quarter of 2007. Total year to date CapEx is $11.6 million, and we expect total 2007 CapEx to be in the $20 million to $25 million range.

Working capital which we define as inventory plus accounts receivable less accounts payable, decreased $8.7 million from June 30, 2006, and $3.6 million sequentially from the end of Q1 at March 31. The decrease in working capital was attributable to reduced inventory levels, improved collections, and a concerted effort to manage our supply chain, and partnership with our customers and vendors. From March 31, 2007 to June 30, 2007, day’s payable outstanding, decreased unfavorably by three days. Days sales outstanding, decreased favorably by 3.5 days, and days inventory outstanding decreased favorably by 1.2 days. We continue to make working capital reduction a top priority and expect to report further improvement to you during the second half of 2007. At this time I will turn the call back to Mike, for closing comments.

Mike Keough - Caraustar - President, CEO

Thank you, Bill. You heard a lot about the transformation plan, and I will tell you we remain committed to the transformation plan. Our commitment to the plan, and bias for quick concerted action, have added complexity to our financials. Some would say noise.

As we near the end of the plan we are gaining traction, and we see plenty of upside. Our quick response, to challenges at PBL and Sweetwater, when you take a look at what’s transpired with the housing pullback, and the comment I made about being full in both mills, show our flexibility in terms of grade range in both machines, and our ability to innovate. In the past 12 months we have made cost effective and targeted capital investments, that will continue to bring on a pipeline of new products throughout the company, and willing to talk a little about that in Q&A if you want to drill down. And Andrew at this point, why don’t we open up the call for questions.

QUESTION AND ANSWER

Operator

Our first question comes from Joe Stivaletti, with Goldman Sachs.

Joe Stivaletti - Goldman Sachs - Analyst

Good morning. I was just wondering if you could help us a little bit, given the sort of magnitude of change in some of the major variables, like fiber costs and selling prices that are affecting you. Just in terms of trying to look at the third quarter, and the rest of the year. Are you going to get any more on average, any incremental pricing, based on what you are seeing now? How would you quantify that, give than some the pricing has rolled in over time. I don’t know if you have view on fiber. I know you said it’s been quite volatile and certainly higher in July than it had been. If you have any view there— or any other major trend.

Mike Keough - Caraustar - President, CEO

Sure. On the price side, I think we, based on, what took place on the $80 spike, in say early spring, I think what we have right now, that we announced from a mill price standpoint, is basically what we’re going to get based on that period of time. There is somewhat of a tail left on the tube and core side. Maybe there is another $10 to $15 we will pick up on the converted side, with some back end. But I think what we see right now, directionally, is where we’re gonna be. I think there is a little more pickup. We will see on the coded side at our Tama mill. But on balance our overall mill ton price pickup is where it’s going to be.

On the fiber side, we have had this recent spike, trying to figure out what that means. And I think every company is probably looking at it, on an individual basis. It’s clearly gone up some. And pull back in some markets. I think I touched on the export side. Jon is the wild card, I think what we can count on, we can count on volatility, and we will be proactive where we believe we can pick up price recovery in the marketplace.

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Joe Stivaletti - Goldman Sachs - Analyst

And then just on from a cash flow perspective, obviously you talked about CapEx. We know what your interest still is. In terms of other sort of, non-income statement cash going out the door this year, wondered if you could help us quantify that. For example, cash restructuring costs and any pensions, pension payments above what you’re expensing this year, just for our modeling purposes.

Bill Nix - Caraustar - VP, CAO

John, it’s Bill Nix I would say that cash restructuring costs are pretty difficult to quantity. But from what we have done so far, I would expect the run-out on that to be approximately $1 dollars for the rest of the year, in cash restructuring costs, as it relates to other big ticket items like pension, we have a third quarter pension payment of $4 million and a fourth quarter pension payment of $3.1 million. We have the interest bill as you mentioned earlier which is $8.2 million. That’s all in the fourth quarter.

Joe Stivaletti - Goldman Sachs - Analyst

Are those pension payments you’re making, are those in addition to— on top of what you’re expensing?

Bill Nix - Caraustar - VP, CAO

The expense is a different number from the cash. Total cash out and contributions is about 11.5, I believe. Pension expense for ‘07 is in the $7 million to $8 million range.

Joe Stivaletti - Goldman Sachs - Analyst

You are going to expense 7 to 8 this year, and you will pay cash total — total cash of around 11.5.

Bill Nix - Caraustar - VP, CAO

That’s correct.

Joe Stivaletti - Goldman Sachs - Analyst

Okay. Thanks a lot.

Bill Nix - Caraustar - VP, CAO

Sure.

Operator

Next question comes from Mark Connelly, with Credit Suisse.

Mark Connelly - Credit Suisse - Analyst

Thank you. Ron, Mike, just two questions, first, with the streamline mill system, you give us a little bit of a sense of what the flexibility does to your productivity? I’m curious how much shifting you have done between grades this quarter, and what are the pluses and minuses in terms of productivity and fiber composition to come with that, in this more streamline system?

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Mike Keough - Caraustar - President, CEO

On a PBL basis, if you take a look at flexibility, it’s good news, bad news. When we lock in with a higher percentage of Gypsum facing paper at the PBL mill, we have the capability of running more tons. That’s reality.

But I would tell you inside the mix on the container board side there is movement. Folks tend to look at that mill with the second grade— medium, as the second grade. We had interesting opportunities where I would tell you that, of the 50% container board we run last quarter, probably 20%, 22% was minor. And we’re going to run more liner, which helps obviously the profitability of that location. But when you have that mix, you are running fewer tons. Not considerably fewer. You can change your fiber mix, a little bit differently when you are running container board. So that there is some offset from had a cost standpoint there.

Specific to Sweetwater, when we run — it’s a major transformation, by the way, of that machine. We are putting on a investment on the back end, $4.8 million, that allows it to run ribbons. But it will be when it’s all said and done, the lowest cost tube machine in the country. Clearly the lowest cost, too. And by running that grade along with especially, Gypsum, ultimately we will run more tons on that machine. It adds to the capability from a capacity standpoint.

Mark Connelly - Credit Suisse - Analyst

Okay, that’s very helpful. I didn’t realize that last piece. My second to the last question was is if you could give us a little color what’s happening in tube and core markets right now. Last couple of quarters, we seemed to have seen, some mixed changes across the industry. I’m wondering if we are still seeing meaningful changes in the composition of the tube and core business right now?

Mike Keough - Caraustar - President, CEO

It is a mature business. It is a evolving. This year clearly the industry is down, and it’s down when you break out major segments, the textile end continues to drift away, this year will see a tougher year over year, when you take a look at carpet cores, based on the housing start.

And the tube and core business is directly or indirectly, tied to a lot of segments on the housing side. I think anything, tied to housing, you will see somewhat of a very, very tough year and you will have a continuation of products leaving this country. And with that there will be some challenges on the tube and core side. I think that a key, top five segment, is paper. And when you take a look at the paper industry this year, we had stronger years, so there is some impacts there.

I think our focus has been to take a look at what we do well. When we purchase the (inaudible) stone assets back in ‘02, it allowed us to have geographic reach. It gave us some reach in deeper reach in the film cores, and deeper reach into paper, and away from textiles. We have balanced our portfolio there. We have have had, in the tube and core end investments over the last couple of years that get us deeper into the construction tube business. We have done that with capital and we have done that with ventures that allow us some geographic reach. It is a business that is changing. Another segment that is part of our tube and core business is what we call protective board, and some folks call angle board. That’s a good business for us for a host of reasons, and we are putting in our fifth location, this year in Beardstown which is South — Southern Illinois and gives us geographic reach into the upper Mid West.

Mark Connelly - Credit Suisse - Analyst

Very helpful. Thank you very much.

Mike Keough - Caraustar - President, CEO

Thank you.

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Operator

Our next question comes from Gail Glazerman with UBS.

Gail Glazerman - UBS - Analyst

Going back to PBL, you talked about the flexibility at the mill. I was wondering if you could talk a little bit specifically about performance in the quarter? It came in a bit lighter than we expecting, given that you seemed to have gotten over the volume problems you’ve had in the past and and I guess what we can look for, moving forward.

Ron Domanico - Caraustar - CFO, SVP

Yes, Gale. If you think about what transpired, overnight, with facing slowing down because of housing, but overnight we found ourselves naked, at that mill in October. We are faced with a number of challenges for the balance of ‘06 and in ‘07. Basically what we had was, we had a 150,000-ton hold. A mini mill, that Caraustar had to move real quick. I think we have done a heck of a job, we took downtime in the month of November. I think roughly 11 days, 12 days in December. Maybe six directionally in January. Two days, three days in February, and we have been sold out since then, what happens when you react that quickly, and we did go back to our partner, and did pick up tons, but we have gone to the market and we had to stretch. With that you have a mix of business that allows you to work on it, and refine it.

Gypsum facing paper is more profitable than container board is, now— and we are on the streets announcing an increase of $40 a ton to our customer base, and we do believe there is a high probability that, that will go through, which should help us, back half, really third quarter and fourth quarter. But we are cleaning up our mix, Gale. More of a mixed fix right now. We are trying to get closer in from a freight strand-point.

This past month we are faced with some challenges where we had too much businesses. We were refining the mix, and Bill talked about distributions, lack of and first half of the year and the expectations to have a total of $8 million of distribution four to us and four to our partner, we believe that the back half of the year will be considerably better from a profitability standpoint.

Gail Glazerman - UBS - Analyst

Okay. And you talked a bit about the environment for tube and cores. Wondering if you could talk about the coated board. There have been a few more, at least short term, mill shuts. Competitors I’ve never heard of, announcing price increases. If you can just talk about what’s going on and how your performance has compared.

Mike Keough - Caraustar - President, CEO

Sure. The CRB business which is probably the most — it was clearly the most challenged business to Caraustar when we were in it, in a big way with Sprague and Rittman. As hard as we tried, we couldn’t get there. It’s a business that has transformed itself, based on consolidations and a number of rationalizations. Because of that, my guess is, it’s one of the strongest, better performing, businesses in the industry.

Our snapshot is really looking inside our Tama operation. Tama is a mill in Iowa. It’s a coated recycle box board mill, that we have retained. It’s always been a good mill to us. And we have put a couple of small capital projects in there, and I talked about growing our shipment — not capacity, only capacity, but also we have grown our shipments 12% a month, over the last two years. There is fabulous demand. There is long lead times. And for the first time we are being paid a fair price in the marketplace where you have a very good return.

And I think you are right, Gail. There are some one-off companies. There is an announcement out there right now, by a small independent in the Mid West with another CRB increase, and it’s all supply and demand right now. It’s a very strong business and we are throwing off a lot of cash at our Tama location.

Gail Glazerman - UBS - Analyst

And looking at uncoated, is there any prospect I guess, for getting the same dynamics in uncoated as what’s happened over the last couple of years in the coated board? And where do we stand in that?

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Mike Keough - Caraustar - President, CEO

Caraustar’s approach is we can only control what we can control, and I think through this call. You heard about the shut in the last 12 months, of a Lafayette, Indiana location, also the shut of our Reading, P.A. location. Independently, Caraustar will balance supply and demand, everybody gets to decide what they are going to do. I think that the coated recycled box board story is, clearly in our rear view mirror, and we were part of that transformation, in terms of deciding to exit at Sprague and Rittman. I have to believe that you smart folks are taking a look at it, and wondering why that can’t take place in the URB side. My answer is Caraustar can only control what we do, and we will let other folks make their decisions.

Gail Glazerman - UBS - Analyst

Okay. Thank you very much.

Operator

Our next question comes from Bruce Klein, with Credit Suisse.

Bruce Klein - Credit Suisse - Analyst

Just— I was wondering on joint venture EBITDA if you can help us with that, and also what draws the timing of the dividends, PBL— just purely a EBITDA and cash flow issue, or are there other triggers that drive that?

Ron Domanico - Caraustar - CFO, SVP

Hey Bruce. It’s Ron. EBITDA in the second quarter for PBL on 100% basis was $7 * million. Our half of that would be $3.5 * million. Distributions are a combination of cash generation by the joint venture, less cash requirements, for working capital in the event of volatile fiber. Our cushion is higher, to make sure that we have got coverage there in the event of OCC and DLK increases, due to market demand and also capital expenditures. CapEx at PBL is expected to be minimal this year for the continuing future less than $2 million a year.

So as the mill continues, as Mike mentioned earlier to improve its mix, to have the container board portion of that mix with closer and freight rates, we expect the EBITDA to improve significantly, in the second half from the first half, and we do expect distributions from the joint venture as Bill outlined in his comments. It’s a factor of cash generation, working capital cushion, and CapEx.

Bruce Klein - Credit Suisse - Analyst

What was the 1Q EBITDA? 100%?

Ron Domanico - Caraustar - CFO, SVP

In the first quarter, and on a 100% basis, was $3.2 million, and our share of that was, $1.6 million.

Bruce Klein - Credit Suisse - Analyst

And on the bank covenants, I don’t recall — there is not much there, in terms of the existing bank covenants, or could you remind us maybe?

*	See note regarding non-GAAP financial measures and the accompanying reconciliation table following this transcript.

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Ron Domanico - Caraustar - CFO, SVP

I’m sorry Bruce. What was your question?

Bruce Klein - Credit Suisse - Analyst

What are the bank covenants?

Ron Domanico - Caraustar - CFO, SVP

For bank purposes, I’m not sure I’m following you, but for bank purposes, we removed the GAAP income from PBL and added in crash distributions.

Bruce Klein - Credit Suisse - Analyst

I’m talking about the term and revolver, at Caraustar, are there any bank covenants. I don’t recall—

Ron Domanico - Caraustar - CFO, SVP

We don’t have any don’t have any covenants. We just have a floor where if we get— and a $15 million of the availability we could have to go to the bank group for consent to get into that final $15 million, and we do exclude that from our availability calculations that we discussed earlier.

Bruce Klein - Credit Suisse - Analyst

No maintenance tests?

Ron Domanico - Caraustar - CFO, SVP

No.

Bruce Klein - Credit Suisse - Analyst

And lastly just the non-core assets, I don’t recall you having a loss. I’m assuming these are related to the closings of the converting facilities that have been done? Is that a fair assumption? I don’t know—

Ron Domanico - Caraustar - CFO, SVP

Part of it is real estate sales of operations that have been shut. But the balance of it has to do with this transformation project that we embarked on, some 18 months ago, looking at our business portfolio, and identifying those businesses where the company, has a high degree of integration. Strong cash flow and a competitive market position. And over time we have been shedding those businesses that don’t meet that criteria, and there is just, one or two of those left, that we have been working on, and hope to close one of those in the third quarter.

Bruce Klein - Credit Suisse - Analyst

Thanks a lot, guys.

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Operator

Next question comes from Bill Hoffmann with UBS.

Bill Hoffmann - UBS - Analyst

Good morning. Just wanted to have a little bit further on PBL. You talked about EBITDA improvement in the second half of the year. If we look at the nicks you’ve got today, and it sounded like, Mike, you could run more liner board on this thing. What kind of incremental dollars will we be thinking about from a margin standpoint, against that volume, or just from an EBITDA standpoint that you can get out of this asset?

Mike Keough - Caraustar - President, CEO

I would tell you that the first opportunity, when I take a look at the container board. Pretty quickly, we had to fill up roughly 150,000 tons. We are going back through mixed fixed. and that includes— we were probably, as we stand right now, we’re probably challenged with 4,000 tons oversold. Which is a high class problem. We are trying to move up the food chain, in terms of what we charge for the product, number one. Number two, we would rather have close in freight. Initially we had to do some stretching.

So, if you take a look at margin improvement, if you can get more for a ton of medium or liner, and if you can ship closer in, I think the margin piece will just flow pretty quickly. Traditionally, Bill, there is a premium. Liner or medium, so the more liner we sell we will get that delta.

The other thing we do pick up, with running liner you run heavier, than you do medium, so going back to the question that Mark asked, we will be running a basis weight, that’s going to be closer to Gypsum facing, than it is to medium. We run a fair amount of 23 pound medium, and then you have facing close to 42 pounds. So if you’re running liner at 35 pounds and 42, or a little bit higher than that, you pick up more daily tons. It’s a combination of all of that, and you fiber that mill a little differently too, on the container board side. So it’s a combination of all of those things.

Ron Domanico - Caraustar - CFO, SVP

Hey Bill, this is Ron and Bruce, hope you are still listening. The EBITDA number I gave for the second quarter was the year to date EBITDA number at PBL of $7 * million. The quarter second quarter EBITDA number was $3.8 * million and then year to date is $7 * million. My apologies for that. My eyes are getting older, and I looked at the wrong column here.

Bill Hoffmann - UBS - Analyst

Thanks, that’s helpful. The second question is, you also talked about working capital improvement and pulling some more cash out of working capital, you want to put any quantification on that Ron?

Bill Nix - Caraustar - VP, CAO

This is Bill Nix. We said at the end of the first quarter that our working capital nets about $100 million. We expected that we would be able to improve that between $5 million and $10 million, before the end of the year, as I said earlier, in my comments, it’s down $3.6 million from the first quarter.

Bill Hoffmann - UBS - Analyst

If I could just guess to you Bill too—the debt at PBL, is it still $50 million?

*	See note regarding non-GAAP financial measures and the accompanying reconciliation table following this transcript.

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Bill Nix - Caraustar - VP, CAO

Yes, it is.

Bill Hoffmann - UBS - Analyst

Okay. Thank you.

Operator

Our next question comes from Christopher (inaudible), from Deutsche Banc.

Christopher - Deutsche Bank - Analyst

Good morning.

Mike Keough - Caraustar - President, CEO

Good morning.

Christopher - Deutsche Bank - Analyst

Hey, I was a little surprised, that your fiber costs increased on a quarter over quarter basis by $38 a ton. That was more than I was expecting. Could you talk about what your fiber mix is and what were the grades that went up so much?

Ron Domanico - Caraustar - CFO, SVP

I can get the first part of that Christopher. Fiber mix at Caraustar is pretty consistent over the years. We use about 47% old corrugated containers. We have 17% of DLK. 21% of box cuts and cores. And then between 4% and 6% each of news, mixed paper, and the high grades like envelope cuttings. That’s our fiber mix, at least that’s what it was for the full year 2006.

Mike, in his prepared comments talked about the publication increases, where we had an $80 a ton increase in 0CC in Q1 which was 123%. That excludes the freight component. But then it dropped down $40, and then back up $30. The increase, and based on the amount of time it takes us to move fiber through our inventory, and then through sales, the increase was pretty much in line with what we had expected for the quarter, and we weren’t caught off guard by that.

Christopher - Deutsche Bank - Analyst

Based on what you are seeing now, what are you expecting in terms of fiber costs in 3Q relative to 2Q.

Ron Domanico - Caraustar - CFO, SVP

The volatility has been tremendous just these last couple of weeks. China coming in very strong. Maybe a month ago, and then backing off, maybe last week, so it’s really hard to tell. If I were to guess I would say that it would be up for the quarter, and I would say probably in the neighborhood of $10 to $15 a ton and that’s just my own conjecture.

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Christopher - Deutsche Bank - Analyst

Okay. Then if prices are going to be relatively flat in 3Q, should we expect margins to compress a bit? Or would there be anything else that offset that?

Ron Domanico - Caraustar - CFO, SVP

Mike did mention there would be a tail, on pricing especially, on the tube and core side. I mentioned in my comes we believed energy costs would be going down, due to the significant reduction in the second quarter for natural gas. That could change in a day if there is a hurricane generating in the Atlantic. But right now, it looks like energy could be favorable, to the tune of $3 to $5 a ton in Q3. That would partially offset the fiber. Plus or minus. I would say, some minimal margin compression overall. But historically, the third quarter has been our strongest volume this quarter, and we would hope that the volume would offset any minor margin compression.

Mike Keough - Caraustar - President, CEO

Christopher, Mike, a tag-on and it goes back to Gail’s question, too. I think the reality is, in the URB space, right now, there isn’t the same type of supply and demand balance you see on the CRB side. And because of that I can tell you that Caraustar clearly, in the first quarter, lost the peak, of the fiber spike, based on the dynamics of the marketplace, and how quickly you can get to the market, and what percent you can recover.

The dynamics used to be that way in the CRB business, are not that way. If fiber spikes, CRB has found a way, to recover that. We have, clearly in Tama. But I think it’s the challenge, that not only Caraustar faces, but other folks in the industry.

Christopher - Deutsche Bank - Analyst

Fair enough, Mike. And finally, just in terms of your SG&A expenses, it seems like you guys have done an impressive job in cutting those. I’m wondering, is there much more opportunity left? Or do you feel like you are toward the end of the road on that?

Mike Keough - Caraustar - President, CEO

Christopher, the company has cost takeout program that we spent a lot of work on. That program includes 49 different initiatives that were identified at the beginning of the year, and some of those initiatives have been fully executed, and we started seeing some of the savings, net of severance cost in Q2 and we will see additional savings in Q3.

We expect to have that program executed by year end. And that program when fully executed, will deliver the savings, that I mentioned in my comments of $10 million per year and lower costs, on a go-forward basis to get the company to the target of 10% of SG&A to sales ratio. So it’s been very heavy lifting, and very painful. We felt it had to be done, especially with the dynamics in our industry.

But the commitments we’ve made are based on, specific projects, that have individual’s names tied to those projects, with timetables tied to them, and we are executing according to that initiative. So we do feel comfortable that we will continue to show progress in the SG&A lines, and that we will be at the committed level of savings going forward.

Christopher - Deutsche Bank - Analyst

Thanks for your help.

Mike Keough - Caraustar - President, CEO

You’re welcome.

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Operator

Next question comes from Cheryl VanWinkle with, Independence United.

Cheryl VanWinkle - Independence United - Analyst

My question has been answered. Thank you.

Operator

We have a follow up question from Joe Stivaletti, with Goldman Sachs.

Joe Stivaletti - Goldman Sachs - Analyst

I just wondered if you could come on your current thinking on your bond issue, and your thoughts on any refinancing, timing there. I know it was something you spoken about, as something you were looking at.

Mike Keough - Caraustar - President, CEO

Yeah, Joe. We have our senior notes, the 7 3/8 going current on June 1, of 2009. And we’re going to work extremely hard, to have those refinanced, before they go current. With that being said, we had an objective to try to do something in the second half of this year. But you and everyone else has seen the volatility in the debt markets recently. Our strategy is to keep our eye on the markets continually, to see when and if, it would be appropriate for Caraustar to go to the market. At the same time, we will continue to improve the profitability in the cash flow of the company, to improve our internal credit statistics, to make any move toward that market, more attractive to our stake holders.

Ron Domanico - Caraustar - CFO, SVP

Just a clarification there. Those notes will go current June of ‘08. They are due June of ‘09. We will have them refinanced before June of ‘09.

Joe Stivaletti - Goldman Sachs - Analyst

Okay, thank you.

Mike Keough - Caraustar - President, CEO

Thank you.

Operator

(OPERATOR INSTRUCTIONS). At this time we have no further questions.

Mike Keough - Caraustar - President, CEO

Okay, Andrew. Thank you all. Thank you for your participation and continued interest in Caraustar. Talk to you next quarter.

Operator

This concludes today’s teleconference. You may now disconnect.

Note Regarding Non-GAAP Financial Measures

This presentation also includes a reconciliation for the following financial measure:

•	Reconciliation of Joint Venture Net Cash Provided by (Used in) Operations to EBITDA

This item was discussed on the Company’s conference call held August 3, 2007 regarding its financial results for the three and six months ended June 30, 2007. This item is not a financial measure under generally accepted accounting principles in the United States. Because this item is not a GAAP financial measure, other companies may present similarly titled items determined with differing adjustments. Accordingly, this measure as presented herein should not be used to evaluate the Company’s performance by comparison to any similarly titled measures presented by other companies. The Company has included this non-GAAP financial measure because it uses this measure, and believes this measure is useful, in evaluating the Company’s cash position and its ability to generate cash.

The following table includes a reconciliation of this non-GAAP financial measure with the most comparable GAAP measurement. Investors are strongly urged to review this reconciliation.

Premier Boxboard Limited, LLC

Reconciliation of Net Cash Provided by (Used in) Operations to EBITDA

(in thousands)

Premier Boxboard Limited (100%):

	Three Months Ended June 30, 2007	Six Months Ended June 30, 2007
Net cash used in operating activities (GAAP)	$(688)	$(2,280)
Changes in working capital items and other	3,472	7,402
Interest expense (net)	977	1,883

EBITDA (Non-GAAP)	$3,761	$7,005

Caraustar’s 50% interest of EBITDA (Non-GAAP)	$1,881	$3,503